UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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MONOGRAM BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONOGRAM BIOSCIENCES, INC.

345 Oyster Point Boulevard

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On October 27, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MONOGRAM BIOSCIENCES, INC., a Delaware corporation (also referred to as “we,” “us,” “Monogram,” and the “Company”). The meeting will be held on Thursday, October 27, 2005 at 10:00 a.m. local time at 345 Oyster Point Boulevard, South San Francisco, California, for the following purposes:

1.	To elect two Class II directors to hold office until the 2008 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2005.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is September 16, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

KATHY L. HIBBS

Secretary

South San Francisco, California

September 22, 2005

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or submit your voting instructions by internet or by telephone, if those options are available to you, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MONOGRAM BIOSCIENCES, INC.

345 Oyster Point Boulevard

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

October 27, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or submit your voting instructions by internet or by telephone, if those options are available to you.

We intend to mail this proxy statement and accompanying proxy card on or about September 27, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on September 16, 2005 will be entitled to vote at the annual meeting. On this record date, there were 126,915,126 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on September 16, 2005 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or submit your voting instructions by internet or by telephone, if those options are available to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 16, 2005 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class II directors; and

•	Ratification of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2005.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held in “street name,” which means you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, a number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the opportunity to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program or another similar program, you may grant a proxy to vote those shares telephonically or via the Internet by following the instructions shown on the instruction form received from your broker or bank. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 16, 2005.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all two nominees for director, and “For” the ratification of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 345 Oyster Point Boulevard, South San Francisco, California 94080.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by May 30, 2006, to our Secretary at 345 Oyster Point Boulevard, South San Francisco, California 94080. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on July 31, 2006, nor earlier than the close of business on June 29, 2006. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify us before August 14, 2006, our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal No. 2, ratification of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2005, must receive a “For” vote from the majority of shares present, either in person or by proxy, and entitled to vote either in person or by proxy. If you

“Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 126,915,126 outstanding and entitled to vote. Thus 63,457,564 must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our annual report on Form 10-K for the 2005 fiscal year.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (also referred to as the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2005. Each of the nominees listed below is currently a member of the Board and was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2008 annual meeting and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. One of the directors who served on the Board at the time of the 2004 Annual Meeting of Stockholders attended that meeting.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Jennings and Ms. Kepner. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by management. Each of the nominees has agreed to serve if elected, and management has no reason to believe that they will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING

Edmon R. Jennings

Edmon R. Jennings, age 58, has served as a director since May 2001. Since July 2003, Mr. Jennings has served as President and CEO of Angiogenix, Inc., a biopharmaceutical company. From February 2000 to June 2003, Mr. Jennings was Chief Commercialization Officer at Pain Therapeutics, Inc., a medical research and development company. From 1985 to 2000, Mr. Jennings held senior management positions at Genentech, Inc., including Vice President of Corporate Development, Vice President of Sales and Marketing and Vice President of Sales. Prior to Genentech, for twelve years Mr. Jennings held positions with Bristol-Myers Oncology and Bristol Laboratories, both of which were divisions of Bristol-Myers (now Bristol-Myers Squibb), a pharmaceutical company. Mr. Jennings received his B.A. in liberal arts from the University of Michigan at Ann Arbor.

Cristina H. Kepner

Cristina H. Kepner, age 59, has served as a director since May 1996. Ms. Kepner is Advisor at Invemed Associates LLC, an investment banking firm. From 1978 to December 2000, Ms. Kepner was a director, Executive Vice President and Corporate Finance Director at Invemed Associates LLC. Ms. Kepner serves on the board of directors of Quipp, Inc. and Cepheid. She received her B.A. from Pace University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

Thomas R. Baruch, J.D.

Thomas R. Baruch, J.D., age 66, has served as a director since December 2004. Mr. Baruch was Chairman of ACLARA Biosciences, Inc.’s, or ACLARA’s, board of directors from April 1995 to December 2004, when we merged with ACLARA. Since 1988, he has been a General Partner of CMEA Ventures, a venture capital firm. Moreover, from 1990 to 1996, Mr. Baruch served as a special partner of New Enterprise Associates. Prior to his experience with CMEA Ventures, Mr. Baruch founded Microwave Technology, Inc., and served as its President and Chief Executive Officer from 1983 to 1989. Before that, he held senior management and venture investment positions at Exxon Corporation, including the position of President of the Materials Division of Exxon Enterprises, Inc. Mr. Baruch is a member of the board of directors of Symyx Technologies, Inc. and Physiometrix, Inc. Mr. Baruch holds a B.S. degree from Rensselaer Polytechnic Institute and received a J.D. degree from Capital University.

David H. Persing, M.D., Ph.D.

David H. Persing, M.D., Ph.D., age 50, has served as a director since December 2000. Dr. Persing received his B.A. degree in Biochemistry from San Jose State University, and his M.D. and Ph.D. (Biochemistry and Biophysics) concurrently from the University of California, San Francisco. After completion of his residency in Clinical Pathology and fellowship training at Yale University in 1989, Dr. Persing was appointed to the medical and research staff of the Mayo Clinic, where he became Director of the Molecular Microbiology Laboratory and an Associate Professor at the Mayo Medical School. Dr. Persing has been Executive Vice President, Chief Medical and Technical Officer of Cepheid since August 2005 and has served on the board of directors of Cepheid since April 2004. Prior to his experience with Cepheid, Dr. Persing was the Senior Vice President and Chief Scientific Officer at Corixa Corporation, a research and development-based biotechnology company, from 1999 to 2005. Additionally, he served as a Principal Investigator in the Infectious Disease Research Institute, a non-profit research organization.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

William Jenkins, M.D.

William Jenkins, M.D., age 58, has served as a director since September 2000. Dr. Jenkins has been a consultant and advisor to pharmaceutical companies and investment and venture capital firms in the health sector since 1999. From 1997 to 1999, he served as Head of Clinical Development and Regulatory Affairs for Ciba-Geigy, and later for post-merger Novartis Pharma AG. Prior to that, Dr. Jenkins was head of worldwide clinical research at Glaxo and a Deputy Head in the U.K. Drug Regulatory Agency. Dr. Jenkins is a member of the Board of Directors of Tanox, Inc., BTG plc, Glycart AG, Esbatech AG and Eurand Pharmaceutical Holdings B.V. Dr. Jenkins received his M.D. from Cambridge University and has a specialist accreditation in internal medicine and gastroenterology.

John D. Mendlein, J.D., Ph.D.

John D. Mendlein, J.D., Ph.D., age 45, has served as a director since December 2004. Dr. Mendlein was a member of ACLARA’s board of directors from April 2003 to December 2004. Dr. Mendlein has been the Chief Executive Officer of Compound Therapeutics since June 2005. From 2000 to 2005, Dr. Mendlein has been Chairman and Chief Executive Officer of Affinium Pharmaceuticals, Inc., a drug discovery company. Prior to joining Affinium, Dr. Mendlein served as Chief Knowledge Officer, General Counsel and Senior Vice President, Intellectual Property of Aurora Biosciences Corporation, from 1996 until 2000. Dr. Mendlein holds a Ph.D. in physiology and biophysics from the University of California, Los Angeles and a J.D. degree from the University of California, Hastings College of Law.

William D. Young

William D. Young, age 61, has served as our Chief Executive Officer since November 1999 and has served as the Chairman of the Board since May 1999. From March 1997 to October 1999, Mr. Young was Chief Operating Officer at Genentech, Inc., a biotechnology company. As COO at Genentech, Mr. Young was responsible for all of the company’s development, operations and commercial functions. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and held various executive positions prior to becoming COO. Prior to joining Genentech, Mr. Young was employed by Eli Lilly and Company for 14 years. Mr. Young is a member of the board of directors of Biogen IDEC, Inc., Human Genome Sciences, Inc. and Teravance, Inc. He received his bachelor’s degree in chemical engineering from Purdue University, his M.B.A. from Indiana University and an honorary Doctorate in Engineering from Purdue University.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the Board affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Young, our Chief Executive Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

As required under applicable Nasdaq listing standards, in 2004 the Company’s independent directors met once in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Monogram at 345 Oyster Point Boulevard, South San Francisco, California 94080. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2004 for each of the Board committees:

Name	Audit		Compensation		Governance and Nominating
Thomas R. Baruch					X
William Jenkins	X		X	*
Edmon R. Jennings	X				X
Cristina H. Kepner	X	*	X		X	*
John D. Mendlein			X
David H. Persing			X
William D. Young
Total meetings in fiscal year 2004	6		4		1

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment in his or her service as a member of our Board and the committees on which he or she serves.

AUDIT COMMITTEE

The Audit Committee of the Board oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. Among other responsibilities, the Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines the terms of the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; determines and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the review of our quarterly financial statements. Three directors comprise the Audit Committee: Cristina H. Kepner (Chair), William Jenkins and Edmon R. Jennings. The Audit Committee met six times during the fiscal year ended December 31, 2004. The Audit Committee has adopted a written Audit Committee Charter.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has determined that Cristina H. Kepner qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC rules.

COMPENSATION COMMITTEE

The Compensation Committee reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. The Compensation Committee is composed of four outside directors: William Jenkins (Chair), Cristina H. Kepner, John D. Mendlein, and David H. Persing. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee met four times during the fiscal year ended December 31, 2004. We also have a Non-Officer Stock Option Committee, which may award stock options to employees who are not officers, in amounts up to 100,000 shares per year. The Compensation Committee has adopted a written Compensation Committee Charter, which has been posted on our website (www.Monogrambio.com) on the “Investor/Media” page under the heading “Corporate Governance;” however, information found on our website is not incorporated by reference into this report.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, periodically reviewing and making appropriate recommendations regarding compensation paid to non-employee directors on the Board and periodically reviewing and making appropriate recommendations regarding plans for succession to the office of our Chief Executive Officer. The Nominating Committee consists of Cristina H. Kepner (Chair), Thomas R. Baruch and Edmon R. Jennings. All members of the Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating Committee met one time during the fiscal year ended December 31, 2004. The Nominating Committee has adopted a written Nominating Committee Charter which has been posted on our website (www.Monogrambio.com) on the “Investor/Media” page under the heading “Corporate Governance;” however, information found on our website is not incorporated by reference into this report.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possession of relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board and Monogram, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

At this time, the Nominating Committee does not consider director candidates recommended by stockholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for board membership, based on the comprehensive criteria for board membership approved by the board.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met fifteen times during the last fiscal year ended December 31, 2004. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the board has been excellent. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Monogram Biosciences, Inc. at 345 Oyster Point Boulevard, South San Francisco, California 94080. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer and principal accounting officer), and have posted the text of the policy on our website (www.Monogrambio.com) on the “Investor/Media” page under the heading “Corporate Governance;” however, information found on our website is not incorporated by reference into this report. In addition, we intend to promptly disclose (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. Three directors comprise the Audit Committee: Cristina H. Kepner (Chair), William Jenkins and Edmon R. Jennings.

Management is responsible for Monogram’s internal controls and the financial reporting process. Monogram’s independent registered public accounting firm for the fiscal year ending December 31, 2005, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Monogram’s financial statements for that year in accordance with generally accepted auditing standards and issuing a report thereon, and Monogram’s independent registered public accounting firm for the fiscal year ended December 31, 2004, Ernst & Young LLP, was responsible for performing an independent audit of Monogram’s financial statements for that year in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has met and held discussions with management and the independent registered public accounting firms. Management represented to the Audit Committee that Monogram’s financial statements for the fiscal year ended December 31, 2004 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed those financial statements with management and with Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the Audit Committee’s discussion with management and Ernst & Young LLP and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the board of directors include the audited financial statements in Monogram’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

of Monogram Biosciences, Inc.:

Cristina H. Kepner (Chair)

William Jenkins, MD

Edmon R. Jennings

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, irrespective of any general incorporation language in that filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

On August 10, 2005, we dismissed Ernst & Young LLP as our independent registered public accounting firm, and on August 15, 2005 engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP acted as the independent registered public accounting firm for ACLARA for the two fiscal years ended December 31, 2004. The dismissal of Ernst & Young LLP and the engagement of PricewaterhouseCoopers LLP were approved by the audit committee of the board of directors of the Company.

The audit reports of Ernst & Young LLP on our financial statements as of and for the two fiscal years ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two fiscal years ended December 31, 2004, and during the subsequent interim period preceding the dismissal of Ernst & Young LLP, there was no disagreement between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its reports on the financial statements of the Company for such years; and for the same periods there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

We provided Ernst & Young LLP with a copy of the disclosures in the foregoing paragraph, which were first made under Item 4.01 in a Current Report on Form 8-K that we filed with the SEC on August 16, 2005, and requested that Ernst & Young LLP furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A letter from Ernst & Young LLP to the Securities and Exchange Commission, dated August 16, 2005, was attached as Exhibit 16.1 to the Current Report on Form 8-K that we filed with the SEC on August 16, 2005.

During our two fiscal years ended December 31, 2004, and during the subsequent interim period preceding the engagement of PricewaterhouseCoopers LLP, the Company did not consult with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the our financial statements, or any other matters or reportable events described in Item 304(a)(2)(ii) of Regulation S-K.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Ernst & Young LLP’s fees for audit services totaled $0.8 million in 2004 and $0.4 million in 2003, including fees associated with the annual audit of the financial statements included in our Annual Report on Form 10-K, procedures related to attestation of management’s assessment of the effectiveness of internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and the reviews of Monogram’s quarterly reports on Form 10-Q and other SEC filings, including the joint proxy statement/prospectus related to our merger with ACLARA. As we did not engage PricewaterhouseCoopers LLP until August 2005, we did not incur any fees for audit services by PricewaterhouseCoopers LLP in 2004 or 2003.

Audit-Related Fees

Ernst & Young LLP’s fees for audit related services totaled $0.2 million in 2004, representing fees associated with due diligence related to our merger with ACLARA. There were no Ernst & Young LLP fees for audit-related services in 2003. As we did not engage PricewaterhouseCoopers LLP until August 2005, we did not incur any fees for audit-related services by PricewaterhouseCoopers LLP in 2004 or 2003.

Tax Fees

Ernst & Young LLP’s fees for tax services, including tax compliance and tax advice, totaled approximately $47,000 in 2004 and $52,000 in 2003. As we did not engage PricewaterhouseCoopers LLP until August 2005, we did not incur any fees for tax services by PricewaterhouseCoopers LLP in 2004 or 2003.

All Other Fees

There were no fees for other services not included above in 2004 and 2003.

All fees described above were approved by the Audit Committee.

PRE -APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for the pre-approval of audit, review and attest services, as well as permitted non-audit services to be performed by our independent registered public accounting firm. The engagement to perform services may be approved on an explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service or the engagement may be pre-approved on a collective basis. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated specific pre-approval authority to Ms. Kepner, the Chair of the Audit Committee. These pre-approvals are reported to the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

MANAGEMENT

Executive Officers

Information with respect to our executive officers as of September 16, 2005 is set forth below:

Name	Age	Position
William D. Young	61	Chairman of the Board, Chief Executive Officer and Director
Michael P. Bates, M.D.	48	Vice President, Clinical Research
Tien T. Bui	41	Vice President, Sales and Marketing
Michael J. Dunn	49	Chief Business Officer
Kathy L. Hibbs	42	Vice President, General Counsel
Kenneth N. Hitchner	51	Vice President, Pharmaceutical Collaborations
Alfred G. Merriweather	51	Vice President, Finance and Chief Financial Officer
Christos J. Petropoulos, Ph.D.	51	Vice President, Chief Scientific Officer, Research and Development, Virology
Sharat Singh, Ph.D.	46	Chief Technical Officer, Oncology
William J. Welch	43	Senior Vice President, Chief Commercial Officer
Jeannette Whitcomb, Ph.D.	44	Vice President, Operations

William D. Young has served as our Chief Executive Officer since November 1999 and has served as the Chairman of the Board since May 1999. From March 1997 to October 1999, Mr. Young was Chief Operating Officer at Genentech, Inc., a biotechnology company. As COO at Genentech, Mr. Young was responsible for all of the company’s development, operations and commercial functions. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and held various executive positions prior to becoming COO. Prior to joining Genentech, Mr. Young was employed by Eli Lilly and Company for 14 years. Mr. Young is a member of the board of directors of Biogen IDEC, Inc., Human Genome Sciences, Inc. and Theravance, Inc. He received his bachelor’s degree in chemical engineering from Purdue University, his M.B.A. from Indiana University and an honorary Doctorate in Engineering from Purdue University.

Michael P. Bates, M.D. joined our Clinical Research group as Medical Director in January 2001, was promoted to Senior Director in 2003 and was named Vice President of Clinical Research in June 2004. Prior to joining Monogram, Dr. Bates completed his internship and residency in Internal Medicine at the University of California, San Francisco, before pursuing fellowship training in Cardiology at Duke University in Durham, North Carolina, and in Infectious Diseases at the University of Washington in Seattle, Washington. Following two years on the junior faculty at the University of Washington and the Fred Hutchinson Cancer Research Center in Seattle, Dr. Bates moved to industry. Dr. Bates was Regional Medical Director/Medical Liaison for Roche, focusing on virology from February 1999 to December 2000.

Tien T. Bui joined Monogram as National Sales Director in November 2000, was named Vice President of Sales in September 2001 and became the Vice President of Sales and Marketing in November 2002. Before joining Monogram, Ms. Bui was the Virology Sales Director for DuPont Pharmaceuticals’ Western Business Unit, where she was responsible for $60 million in product sales. In addition to her most recent sales management position at DuPont, she served that company for over 10 years, from 1990 to 2000, in various sales and marketing roles, including: physician and hospital sales; clinical development and education; healthcare policy and government affairs; and strategic market development. Ms. Bui received her bachelor’s degree in international business from San Francisco State University and also studied abroad at The University of Liege, Belgium.

Michael J. Dunn has served as our Chief Business Officer since our merger with ACLARA in December 2004. From April 2003 to December 2004, Mr. Dunn was chief business officer for ACLARA BioSciences, Inc. From March 2002 to April 2003, Mr. Dunn served as executive vice president of business development for

ActivX Bioscience, Inc., a biotechnology company. From July 1998 to March 2002, Mr. Dunn was vice president of business development for Aurora Biosciences Corporation, a biotechnology tools company. From 1995 to 1998, Mr. Dunn was vice president of Business Development for SIBIA Neurosciences, Inc. Mr. Dunn has an M.B.A. from the University of San Diego and a B.A. in biology from the University of Chicago.

Kathy L. Hibbs joined Monogram as Vice President, General Counsel in April 2001. Prior to joining Monogram, Ms. Hibbs was Vice President and General Counsel for Multitude, Inc., an Internet telecommunications company. Prior to that, from 1996 to 2000, she served as Senior Corporate Counsel at Varian Medical Systems, Inc., a leading manufacturer of integrated cancer therapy systems. At Varian, she was responsible for numerous legal matters including regulatory compliance, employment law, litigation and SEC reporting. Before her employment with Varian, Ms. Hibbs worked as a litigator for two California law firms and dealt with various legal issues, including civil and securities law. She received her J.D. degree from the University of California, Hastings College of Law, and her bachelor’s degree in political science from the University of California, Riverside.

Kenneth N. Hitchner joined Monogram as Director of Project Management in May 1999 and was named Vice President of Pharmaceutical Collaborations in October 2003. From December 1997 to May 1999 Mr. Hitchner was the Director of Project Management at Gilead Sciences, Inc., a biopharmaceutical company. Prior to Gilead, he was with Genentech for fifteen years where he held a number of positions including the Director of Product Development and Global Project Leader. Mr. Hitchner received his bachelor’s degree in Zoology from DePauw University and a Masters Degree in Biology from San Francisco State University.

Alfred G. Merriweather has served as our chief financial officer since our merger with ACLARA in December 2004. From December 2001 to December 2004, Mr. Merriweather served as vice president, finance, chief financial officer and secretary of ACLARA BioSciences, Inc. From 1999 to 2001, he was vice president and chief financial officer for Citadon, Inc., a software company. From 1996 to 1999, Mr. Merriweather was vice president of finance and chief financial officer of Symphonix Devices, Inc., a manufacturer of implantable medical devices. Form 1993 to 1996, Mr. Merriweather was vice president of finance and chief financial officer of LipoMatrix, Inc., a medical device company based in Neuchatel, Switzerland. Prior to that, Mr. Merriweather was vice president of finance and chief financial officer of Laserscope, a manufacturer of surgical laser systems. Mr. Merriweather holds a B.A. from The University of Cambridge, England.

Christos J. Petropoulos, Ph.D. joined Monogram as our Director of Research and Development in August 1996, became Senior Director of Research and Development in September 1997, was named our Vice President, Research and Development in November 1999 and was named our Vice President, Research and Development, Virology and Chief Scientific Officer in December 2004. From 1992 to 1996, Dr. Petropoulos was a scientist at Genentech where he headed the Molecular Virology Laboratory and the Research Virology and Molecular Detection Laboratories from 1994 to 1996. Dr. Petropoulos received his Ph.D. in molecular and cell biology from Brown University.

Sharat Singh, Ph.D. has served as our Chief Technical Officer, Oncology since our merger with ACLARA in December 2004. Form 1997 to December 2004, Dr. Singh was with ACLARA most recently as chief technical officer. Prior to that, Dr. Singh was at Syntex/Dade-Behring where he served for ten years in various scientific roles, including as a Syntex fellow from 1994 to 1997. Dr. Singh holds a Ph.D. in organic chemistry from the Indian Institute of Sciences, India and an M.S. degree in chemistry from Hyderabad University, India.

William J. Welch joined Monogram as Senior Vice President and Chief Commercial Officer in September 2005. Prior to joining Monogram, Mr. Welch was a corporate officer and Vice President of Sales and Marketing for La Jolla Pharmaceuticals, where he was employed from 1998 to 1999 and from 2001 to 2005. From 1999 to 2001, Mr. Welch was Vice President of Global Marketing at Dade Behring MicroSan, where he led a $150 million microbiology diagnostic business. Prior to joining La Jolla in 1998, Mr. Welch worked for Abbott Laboratories, as General Manager of Abbott Ambulatory Infusion Systems, Senior Marketing Manager of Abbott

Renal Care and as Manager of Strategic Planning, Corporate Planning and Development. Mr. Welch holds a B.S. in Chemical Engineering from the University of California, Berkeley and an M.B.A. from Harvard University.

Jeannette M. Whitcomb, Ph.D. joined Monogram as one of the first scientists in the Research and Development department in 1996, transitioned to the Operations group in 2002 and was named Vice President of Operations in June 2003. Prior to joining Monogram, Dr. Whitcomb was a Postdoctoral Fellow in Dr. Stephen H. Hughes’ lab at the National Cancer Institute — Frederick Cancer Research and Development Center. Prior to that, she was a Fogerty Fellow in Dr. Peter A. Cerutti’s lab at the Swiss Institute for Experimental Cancer Research in Lausanne, Switzerland. Dr. Whitcomb received her bachelor’s degree in Biology from Widener University in Chester, Pennsylvania and her Ph.D. in Microbiology and Immunology from Temple University School of Medicine in Philadelphia.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of August 15, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security and warrants if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable or exercisable within 60 days of August 15, 2005. Some of the information with respect to beneficial ownership has been furnished to us by each director, officer or 5% or more stockholder, as the case may be. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

This table lists applicable percentage ownership based on 126,355,589 shares of common stock outstanding as of August 15, 2005. Options and warrants to purchase shares of the common stock that are exercisable within 60 days of August 15, 2005, are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Shares underlying options, warrants and convertible securities that are deemed beneficially owned are listed in this table separately in the column labeled “Shares Subject to Options, Warrants and Convertible Securities.” These shares are included in the number of shares listed in the column labeled “Total Number.”

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Total Number	Shares Subject to Options, Warrants and Convertible Securities	Percent of Class Beneficially Owned
5% Stockholders
Perry Corp. (2)	18,301,152	—	14.5%
Deutsche Bank AG (3)	9,577,051	—	7.6%
Tang Capital Partners, L.P. (4)	7,915,126	—	6.3%

Directors and Executive Officers
William D. Young	1,591,102	1,363,541	1.2%
Thomas R. Baruch, J.D. (5)	483,543	81,600	*
William Jenkins, M.D.	85,000	85,000	*
Edmon R. Jennings	76,100	75,000	*
Cristina H. Kepner	145,850	85,000	*
John D. Mendlein, J.D., Ph.D.	132,600	132,600	*
David H. Persing, M.D., Ph.D.	95,000	85,000	*
Michael P. Bates, M.D.	104,942	90,333	*
Tien T. Bui	170,271	152,354	*
Kathy L. Hibbs	197,683	186,145	*
Christos J. Petropoulos, Ph.D.	290,593	196,981	*
Karen J. Wilson (6)	290,967	276,250	*
All directors and executive officers as a group (17 persons)	5,321,218	4,245,619	4.1%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated, the address of each person in this table is c/o Monogram, Inc., 345 Oyster Point Boulevard, South San Francisco, California 94080.

(2)	These shares are held for the accounts of two or more private investment funds for which Perry Corp. acts as general partner and/or investment advisor. Perry Corp. is a private investment firm and Richard C. Perry is the President and sole stockholder of Perry Corp. Richard Perry disclaims any beneficial ownership interest of the shares of common stock held by any funds for which Perry Corp. acts as the general partner and/or investment advisor, except for that portion of such shares that relates to his economic interest in such shares. The business address for Perry Corp. is 599 Lexington Avenue, New York, NY 10022. This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2005.

(3)	Total number of shares beneficially owned includes 28 shares held by DB Advisors, L.L.C. and 4,979 shares held by Deutsche Bank Alternative Trading, Inc. The business address for Deutsche Bank AG is Taunusanlage 12, D-60325 Frankfurt am Main, Federal Republic of Germany. This information is based solely on a Schedule 13G filed with the SEC on February 10, 2005.

(4)	Total number of shares beneficially owned includes 8,500 shares held by Kevin Tang as custodian for his son, Justin Lee Tang, under California Transfers to Minors Act, over which Mr. Tang holds voting power. The business address for Mr. Tang and Tang Capital Partners, L.P. is 4401 Eastgate Mall, San Diego, California 92121. This information is based solely on a Schedule 13 G filed with the SEC on February 14, 2005.

(5)	Total number of shares beneficially owned includes 289,514 shares held by CMEA Life Sciences Fund L.P. Mr. Baruch has shared voting and investment power over these shares as a General Partner of CMEA Life Sciences Fund L.P.

(6)	Karen Wilson was our chief financial officer prior to her resignation effective December 31, 2004.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except that: one report, covering one transaction was filed late by each of Ms. Hibbs, Dr. Jenkins, Mr. Jennings, Ms. Kepner, Dr. Petropoulos, Ms. Tien, Ms. Wilson and Mr. Young; two reports, covering an aggregate of two transactions, were filed late by each of Dr. Persing and Dr. Whitcomb; and an initial report of ownership was filed late by Dr. Whitcomb.

COMPENSATION OF DIRECTORS

Each of our non-employee directors receives a fee of $1,500 for each Board of Directors meeting attended and a fee of $500 for each committee meeting attended by committee members. In the fiscal year ended December 31, 2004, the total compensation paid to non-employee directors was $66,500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with our policy. Beginning with Monogram’s 2005 fiscal year, each non-employee director will receive an annual retainer of $15,000, paid in four equal quarterly installments.

All of our directors are eligible to participate in our 2004 Equity Incentive Plan and, prior to its adoption and approval, were eligible to participate in our 2000 Equity Incentive Plan. Option grants to non-employee directors are discretionary. However, the Board has adopted a policy pursuant to which it makes initial grants of stock options to new non-employee directors at their time of election to the Board, and, on an annual basis, grants stock options to its continuing non-employee directors. During the fiscal year ended December 31, 2004, we granted each of our four continuing non-employee directors options to purchase 20,000 shares of common stock. These options vest monthly over a one-year period; provided that the vesting may accelerate and all shares subject to the options may become immediately exercisable in the event of a change in control of us. During the 2004 fiscal year, at their time of election to the Board, we granted each of our two new non-employee directors options to purchase 30,000 shares of common stock. These initial grants to our new directors do not vest during the first year, and then vest monthly over the three subsequent years; provided that the vesting may accelerate and all shares subject to the options may become immediately exercisable in the event of a change in control of us. In total, we granted options to purchase 140,000 shares of our common stock to our non-employee directors during the fiscal year ended December 31, 2004, at a weighted average exercise price of $2.796 per share.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2002, 2003 and 2004, compensation awarded or paid to, or earned by, the our Chief Executive Officer and our other four most highly compensated executive officers at December 31, 2004 and one former executive officer who departed during the fiscal year 2004 (the “Named Executive Officers”):

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards Securities Underlying Options /SARs (#)	All Other Compensation ($)
William D. Young Chief Executive Officer	2004 2003 2002	308,269 280,000 326,154	— — —	— — —	300,000 300,000 170,000	3,250 3,000 2,750	(1) (1) (1)

Christos J. Petropoulos, Ph.D. Vice President, Research and Development, Virology and Chief Scientific Officer	2004 2003 2002	183,165 171,000 188,538	— — —	— — —	75,000 50,000 30,000	2,600 2,600 2,599	(1) (1) (1)

Michael P. Bates Vice President, Clinical Research	2004 2003 2002	210,577 190,076 170,385	— — 21,000	— — —	50,000 35,000 10,000	37,150 33,072 16,250	(2) (3) (4)

Kathy L. Hibbs Vice President, General Counsel	2004 2003 2002	178,094 166,500 183,577	— — —	— — —	75,000 50,000 25,000	3,250 2,081 2,750	(1) (1) (1)

Tien T. Bui Vice President, Sales and Marketing	2004 2003 2002	163,724 161,180 170,321	— — —	— — —	75,000 70,000 35,000	3,250 3,000 2,750	(1) (1) (1)

Karen J. Wilson (6) Former Vice President, Chief Financial Officer	2004 2003 2002	179,095 166,500 183,577	— — —	— — —	75,000 50,000 25,000	19,580 3,000 2,750	(5) (1) (1)

(1)	Consists of matching payments under our 401(k) plan in the form of shares of our common stock.

(2)	Consists of $3,250 of matching payments under our 401(k) plan in the form of shares of our common stock and $33,900 of housing assistance pursuant to an agreement dated November 20, 2000.

(3)	Consists of $3,000 of matching payments under our 401(k) plan in the form of shares of our common stock and $30,072 of housing assistance pursuant to an agreement dated November 20, 2000.

(4)	Consists of $2,750 of matching payments under our 401(k) plan in the form of shares of our common stock and $13,500 of housing assistance pursuant to an agreement dated November 20, 2000.

(5)	Consists of $3,250 of matching payments under our 401(k) plan in the form of shares of our common stock and $16,330 of paid-out vacation time.

(6)	Karen Wilson was our chief financial officer prior to her resignation effective December 31, 2004.

Stock Option Grants And Exercises

We grant options to our executive officers under our 2004 Equity Incentive Plan, or the 2004 Plan. Prior to the adoption and approval of the 2004 Plan, we granted options to our executive officers under our 2000 Equity Incentive Plan, which had been previously adopted in 1996 and was amended and renamed in February 2000. In December 2004, we assumed the following ACLARA plans and option agreements upon the merger with ACLARA: (i) the 1995 Stock Plan, (ii) the Amended and Restated 1997 Stock Plan, and (iii) a non-qualified option agreement. We will not make any future grants under the assumed ACLARA plans.

As of August 31, 2005, options to purchase a total of 18,293,882 shares were outstanding under our 2004 Plan, our 2000 Equity Incentive Plan and the assumed ACLARA plans. As of August 31, 2005, 6,740,640 shares remained available for grant under 2004 Plan, and no shares were available for grant under the 2000 Equity Incentive Plan or any of the assumed ACLARA plans.

The following tables show for the fiscal year ended December 31, 2004 certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Year 2004	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
William D. Young	300,000	19.6%	$3.00	3-16-14	$566,005	$1,434,368
Christos J. Petropoulos, Ph.D.	75,000	4.9%	3.00	3-16-14	141,501	358,592
Michael P. Bates, M.D.	50,000	3.3%	3.00	3-16-14	94,334	239,061
Kathy L. Hibbs	75,000	4.9%	3.00	3-16-14	141,501	358,592
Tien T. Bui	75,000	4.9%	3.00	3-16-14	141,501	358,592
Karen J. Wilson	75,000	4.9%	3.00	3-16-14	141,501	358,592

The figures in the table above represent options granted under the 2000 Equity Incentive Plan. Options generally vest over a four-year period, 25% after one year and 2.083% per month thereafter. The percentage of total options in the table above was calculated based on options to purchase an aggregate of 1,534,050 shares of our common stock granted to our employees in 2004. All options were granted at an exercise price equal to the fair value of our common stock on the date of grant.

The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the common stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

FISCAL YEAR -END OPTION /SAR VALUES

The following table sets forth information concerning the number and value of exercisable and unexercisable options held by each of the Named Executive Officers as of December 31, 2004. None of our Named Executive Officers exercised options during 2004. The value of unexercised in-the-money options at December 31, 2004 represents an amount equal to the difference between the closing price of the common stock on December 31, 2004 of $2.79 per share and the option exercise price, multiplied by the number of unexercised in-the-money options. An option is in-the-money if the fair value of the underlying shares exceeds the exercise price of the options. The value realized upon exercise represents the difference between the price of the common stock on the date of exercise and the exercise price of the option, multiplied by the number of shares exercised.

Name	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004
	Exercisable	Unexercisable	Exercisable	Unexercisable
William D. Young	1,147,186	552,814	$182,042	$250,908
Christos J. Petropoulos, Ph.D.	162,606	106,250	$52,500	$40,000
Michael P. Bates, M.D.	62,124	74,876	$19,574	$28,826
Kathy L. Hibbs	136,874	120,626	$109,203	$48,547
Tien T. Bui	103,666	129,834	$44,004	$63,046
Karen J. Wilson	276,250	—	$75,275	$—

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

William D. Young

We have an agreement with William D. Young governing his employment as our Chief Executive Officer. This employment agreement provides for an initial base salary of $300,000 per year, plus a yearly incentive bonus as part of our bonus program based on objectives established by the Board of Directors after consultation with Mr. Young, plus a yearly special bonus of between $50,000 and $100,000, grossed up for tax purposes. In addition, the agreement contains a non-solicitation agreement. Mr. Young recommended that his salary be reduced as part of the November 2002 business restructuring. The Compensation Committee of the Board of Directors determined, and Mr. Young agreed, that Mr. Young’s base salary would be reduced by $50,000 to $280,000 beginning in November 2002 and that no bonuses would be paid for services performed by Mr. Young during 2002 or 2003 pursuant to this agreement. Effective July 1, 2004, the Compensation Committee restored Mr. Young’s salary to its 2002 level of $330,000.

As required by the agreement, prior to the commencement of Mr. Young’s employment, we also granted him a stock bonus award of 150,000 fully vested shares of the common stock, in consideration of his past service as our Chairman of the Board prior to becoming our Chief Executive Officer. The agreement also provides for the following:

•	a cash bonus in the gross amount of $180,000, granted on January 15, 2000, and an additional cash bonus in the gross amount of $180,000, granted on April 15, 2000;

•	an incentive stock option under our 2000 Equity Incentive Plan covering 150,000 shares of the common stock, providing for vesting as to 30,000 shares on December 31, 1999 and as to an additional 2,500 shares at the end of each month thereafter;

•	a non-statutory stock option, granted outside of our 2000 Equity Incentive Plan, covering 250,000 shares of the common stock, providing for vesting as to 25% after the first year of employment and the remaining 75% in equal installments over the next three years; and

•	a non-statutory stock option, granted outside of our 2000 Equity Incentive Plan, covering 250,000 shares of the common stock. This option vests 100% after five years of employment, unless we undergo a merger or acquisition where the per share valuation of the common stock is imputed to be more than $18.50, in which case 125,000 shares shall immediately vest.

These options may be exercised prior to vesting, but any unvested portions acquired were subject to a repurchase right by us that has since expired in accordance with the vesting schedule. Any of these options may be exercised either by cash or by delivery of a promissory note, and each of the options immediately becomes fully vested if, within one year of a change in our control or liquidation, Mr. Young is terminated without cause or resigns for good reason.

Our agreement with Mr. Young specifies that Mr. Young’s employment is at-will. If we terminate his employment for any reason other than for cause, however, or if his employment is terminated as a result of death or permanent disability, we have also agreed to continue to pay him, or his estate, his base salary, at the level in effect at the time of termination, for an additional 12 months. Also, we have agreed that in any of these events the vesting of his options shall accelerate, either for an additional 12 months or, after he has been employed for more than two years, in full.

Michael J. Dunn

In connection with our merger with ACLARA, we assumed an employment agreement and a severance agreement with Michael J. Dunn. Mr. Dunn’s employment agreement provides for a base salary at an annual rate of $275,000, a potential bonus of up to 35% of base salary, options to purchase 375,000 shares of ACLARA’s common stock, which upon our merger with ACLARA were converted into the right to purchase 637,500 shares of our common stock and 637,500 CVRs, and the reimbursement of moving and commuting expenses.

Our merger with ACLARA constituted a change in control under Mr. Dunn’s severance agreement, which provides that if, within 3 months prior to or 12 months following a change in control, Mr. Dunn is involuntarily terminated other than for cause, voluntarily terminates his employment for good reason, or dies or becomes disabled, he will be entitled to the following, subject to certain restrictions: (1) all outstanding stock options and/or shares of restricted stock outstanding on the date of his termination will fully vest as of the date of termination; (2) a one time payment of (i) Mr. Dunn’s base salary in effect immediately prior to termination or (ii) Mr. Dunn’s base salary in effect immediately prior to the change in control, plus an annual cash bonus equal to the greater of (i) Mr. Dunn’s target bonus for the year in which termination occurred and (ii) Mr. Dunn’s target bonus for the year in which the change in control occurred; (3) health benefits for up to 12 months following termination; and (4) up to $15,000 for outplacement services.

If, more than 3 months prior to or more than 12 months following a change in control, Mr. Dunn is involuntarily terminated other than for cause, voluntarily terminates his employment for good reason or dies or becomes disabled, Mr. Dunn will be entitled to the following, subject to certain restrictions: (1) such number of Mr. Dunn’s outstanding stock options and/or shares of restricted stock outstanding on the date of such termination will vest as of the date of termination as would have vested during the 12 month period following the termination date; (2) payment for 12 months following termination of Mr. Dunn’s base salary as in effect immediately prior to termination, plus an annual cash bonus equal to his target bonus for the year in which termination occurred, assuming that the bonus targets are satisfied, (3) health benefits for up to 12 months following termination; and (4) up to $15,000 for outplacement services.

In the event of a hostile takeover, as defined in the severance agreement, all outstanding stock options and/or shares of restricted stock outstanding on the date of the hostile takeover will fully vest at the completion of the takeover transaction, whether or not Mr. Dunn’s employment is terminated.

In the event of a change in control, if we request that Mr. Dunn remain employed by us following the change in control, his employment agreement provides that he will do so for a period of up to 6 months and we will continue to pay Mr. Dunn at the rate in effect at the time of the change in control. Any severance benefits to which he is entitled, however, will not be paid until the end of the transition period, other than accelerated vesting of his stock options and/or restricted stock, which will be effective immediately upon the commencement of the transition period.

Sharat Singh

We have an agreement with Sharat Singh, pursuant to which he commenced employment with us immediately after our merger with ACLARA at an annual base salary of $264,992. In addition, Dr. Singh will receive a retention bonus of $100,000 on each of the first and second anniversaries of the merger if he remains employed by us at those times. Dr. Singh’s continued service is subject to his change of control agreement, as further described below.

Executive Severance Agreements

We have entered into executive severance benefits agreements with each of our executive officers other than William Young, Alfred Merriweather, Michael Dunn and Sharat Singh. These executive severance benefits agreements provide that if the executive is terminated without cause or constructively terminated within three months prior to or twenty-four months after a change in control then the executive will receive a one time cash severance payment equal to twelve months of the executive’s base salary plus an amount equal to the bonus that the executive received for the prior year.

Change in Control Agreements

In connection with our merger with ACLARA, we assumed change in control agreements with Sharat Singh and Alfred Merriweather, who became executive officers of Monogram following the merger. Our merger with ACLARA constituted a change in control under these agreements.

These change in control agreements provide that if, following a change in control and prior to the first anniversary of the change in control, the officer is involuntarily terminated other than for cause or voluntarily terminates his employment for good reason, the officer will be entitled to the following, subject to certain restrictions: (1) all outstanding stock options and/or shares of restricted stock outstanding on the date of such termination will fully vest as of the date of termination; (2) payment for 12 months following termination of the greater of (i) salary in effect immediately prior to termination or (ii) salary in effect immediately prior to the Change in Control, plus an annual cash bonus equal to the greater of (i) the target bonus for the year in which termination occurred and (ii) target bonus for the year in which the Change in Control occurred; (3) health benefits for up to 12 months following termination; and (4) up to $15,000 for outplacement services.

The agreements further provide that in the event of a hostile takeover, all outstanding stock options and/or shares of restricted stock outstanding on the date of the hostile takeover will fully vest at the completion of the takeover transaction, whether or not the officer’s employment is terminated.

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, irrespective of any general incorporation language in that filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION*

The Compensation Committee of the Board of Directors is composed of four non-employee directors. The Compensation Committee is responsible for setting and administering the policies governing annual executive salaries, bonuses (if any) and stock ownership programs. The Compensation Committee annually evaluates the performance, and determines the compensation, of our Chief Executive Officer (“CEO”), and our other executive officers based upon a mix of achievement of corporate goals, individual performance and comparisons with other biotechnology companies. The CEO is not present during the discussion of his compensation.

The policies of the Compensation Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets.

The Compensation Committee determines the salaries for executive officers based upon a review of market data, including surveys of executive base pay compensation, incentive or bonus pay and stock option grants of peer companies based on industry, size, and geographic location. The Compensation Committee reviews the data on an annual basis and makes recommendations based on this market data and the executive contribution toward the achievement of our goals. Effective July 1, 2004, the Compensation Committee approved a resolution to restore executive officer salaries to 2002 levels; all officers had taken a salary reduction in prior years as a result of earlier business restructuring. In addition, the committee approved a promotional salary increase for Dr. Michael Bates, Vice President of Clinical Research.

In awarding stock options, the Compensation Committee considers performance and contribution to our corporate goals, officer retention, the number of unvested stock options and the total number of stock options to be awarded. The 2004 corporate goals were approved by the Compensation Committee and related to the achievement of certain revenue and operational targets, the introduction of new products, further development of milestones related to the research pipeline and the submission of key publications. The Compensation Committee also reviews market data including third party surveys.

While the company established corporate goals for 2004, there was no bonus plan for employees and officers. No bonus was paid with respect to performance during 2004.

In setting the annual salary and stock option awards for the CEO, the Compensation Committee uses the same procedures described above for the other executive officers. The CEO’s salary is determined based on comparisons with companies as described above. In awarding stock options, the Compensation Committee considers the CEO’s performance, overall contribution to us, retention, the number of unvested options and the total number of options to be granted. In determining the CEO’s total compensation the Compensation Committee evaluates market data for similar positions and considers overall performance. Compared to other biotechnology companies surveyed, the CEO’s stock options are in the mid range and his salary is in the low range. Mr. Young recommended that his salary be reduced as part of the November 2002 business restructuring. Effective July 1, 2004, the Compensation Committee restored Mr. Young’s salary to it’s 2002 level of $330,000. There was no bonus paid to Mr. Young in 2004.

Section 162(m) of the Internal Revenue Code, as amended (the “Code”) limits Monogram to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million.

Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with our best interests.

The Compensation Committee of the

Board of Directors

William Jenkins, M.D. (Chair)

Cristina H. Kepner

John D. Mendlein, J.D., Ph.D.

David H. Persing, M.D. Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2004, the following non-employee directors served as members of the Compensation Committee: William Jenkins (Chair), Cristina H. Kepner, John D. Mendlein and David H. Persing. During that fiscal year, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON†

The following graph shows the total stockholder return of an investment of $100 in cash on May 2, 2000, the date of our initial public offering, for (i) our common stock, (ii) the NASDAQ Stock Market (U.S.) Index and (iii) the NASDAQ Biotechnology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

† The material in this section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, irrespective of any general incorporation language in that filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnity Agreements

We have entered into indemnity agreements with each of our officers and directors which provide, among other things, that we will indemnify those officers or directors, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Monogram, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. We also intend to enter into these agreements with our future directors and officers.

Merger with ACLARA BioSciences, Inc.

In connection with our December 2004 merger with ACLARA, we issued approximately 61.9 million shares of our common stock and approximately 61.9 million contingent value rights, or CVRs, to ACLARA stockholders. Thomas R. Baruch and John Mendlein, members of our Board of Directors, were directors of ACLARA prior to the merger. Alfred G. Merriweather, Michael J. Dunn and Sharat Singh were executive officers of ACLARA prior to the merger. In connection with the merger, each share of ACLARA common stock held by each of these former ACLARA directors and officers was exchanged for 1.7 shares of our common stock and 1.7 CVRs. In addition, options to acquire shares of ACLARA common stock held by these former ACLARA directors and officers were converted into options to acquire shares of our common stock and CVRs, at the same ratio.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Monogram stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Monogram Biosciences, Inc., Investor Relations, 345 Oyster Point Boulevard, South San Francisco, California 94080 or contact Investor Relations at (650) 635-1100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Monogram will promptly deliver, upon written or oral request, to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents were delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

KATHY L. HIBBS

Secretary

September 22, 2005

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, as amended, for the fiscal year ended December 31, 2004 is available without charge upon written request to: Corporate Secretary, Monogram Biosciences, Inc. 345 Oyster Point Boulevard, South San Francisco, California 94080.

PROOF # 2

MONOGRAM BIOSCIENCES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 27, 2005

The undersigned hereby appoints William D. Young, Kathy L. Hibbs and Alfred G. Merriweather, and each of them as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Monogram Biosciences, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 345 Oyster Point Boulevard, South San Francisco, California, 94080 on Thursday, October 27, 2005 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

MONOGRAM BIOSCIENCES, INC.

October 27, 2005

PROOF # 3

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors: To elect two Class II directors to hold office until the 2008 Annual Meeting of Stockholders.

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Edmon R. Jennings Cristina H. Kepner

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of Monogram Biosciences, Inc. for its fiscal year ending December 31, 2005.

FOR AGAINST ABSTAIN

Monogram Biosciences, Inc. may also transact such other business as may come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this proxy card, which we encourage you to read in its entirety before voting.

The record date for the Annual Meeting is September 16, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.